UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 23, 2016

California Resources Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	001-36478	46-5670947
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9200 Oakdale Avenue, Suite 900 Los Angeles, California	91311
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (888) 848-4754
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
On February 23, 2016, we received 100% bank approval to amend our Credit Agreement, dated as of September 24, 2014, as previously amended February 25, 2015 and November 2, 2015. Effective with the amendment, the borrowing base under our Credit Agreement was reduced to $2.3 billion and the lenders’ revolving facility commitments were reduced to $1.6 billion. The amendment also imposes a semi-annual borrowing base redetermination each May 1 and November 1, commencing May 1, 2016.
At January 31, 2016, we had a total of approximately $1.7 billion of outstanding debt under our revolving credit and term loan facilities and $42 million in outstanding letters of credit, which would have resulted in approximately $560 million of availability taking into account our amended borrowing base and as subject to further limitations in order for us to remain compliant with our financial covenants.
As amended, our financial performance covenants through December 31, 2016 comprise an obligation to achieve (i) a cumulative minimum EBITDAX during 2016 of $55 million through the first quarter, $130 million through the second quarter, $190 million through the third quarter and $250 million through the fourth quarter and (ii) a trailing twelve-month minimum interest coverage ratio of 2.00:1.00 as of the end of the first quarter of 2016, 1.50:1.00 as of the end of the second quarter, 1.25:1.00 as of the end of the third quarter, and 0.70:1.00 as of the end of the fourth quarter. As of the end of the first quarter of 2017, the minimum interest expense ratio will revert back to 2.00:1.00. The amendment also suspends the requirement for us to comply with a trailing twelve-month maximum first lien senior secured leverage ratio of 2.25:1.00 beginning with the end of the first quarter of 2017.
Except as otherwise agreed with our lenders for specific transactions, our credit facilities as amended require us to apply 100% of the proceeds from certain asset monetizations to repay loans outstanding under the credit facility, except that we will be permitted to use up to 40% of proceeds from non-borrowing base asset sales to repurchase our notes to the extent available at a significant specified minimum discount to par. Subject to compliance with our indentures, our amended facilities permit us to incur additional indebtedness to repurchase our notes to the extent available at a significant specified minimum discount to par as follows: (i) up to $1 billion, which may be secured by liens that are junior to the liens securing our credit facility, provided that at least 60% of the proceeds from the new debt is used first to repay loans outstanding under the credit facility, and (ii) up to $200 million, which may be secured by first-priority liens on our non-borrowing base properties. The amended credit facility also permits us to incur up to an additional $50 million of non-credit facility indebtedness, which, subject to compliance with our indentures, may be secured; and the proceeds of which must be applied to repay loans outstanding under the credit facility. All of the foregoing prepayments will be applied first to our term loan and second to our revolving loans after the term loan has been fully repaid (with a corresponding reduction to the lenders’ revolving loan commitments). Our amended facilities also require us to apply cash on hand in excess of $150 million to repay amounts outstanding under our revolving credit facility.
Further, we are restricted from (i) paying dividends or making other distributions to common stockholders and (ii) making capital investments exceeding $100 million during 2016. After giving effect to the amendment, interest on our loans will vary from (a) in the case of LIBOR loans, the applicable LIBOR rate plus 2.50% to 3.50% and (b) in the case of ABR loans, the applicable LIBOR rate plus 1.50% to 2.50%, in each case based on our utilization of the borrowing base. Substantially all of the restrictions imposed by the recent amendment to the credit facilities, other than the requirement for semi-annual borrowing base redeterminations, may terminate in the future if we are able to comply with the financial performance covenants as they existed prior to giving effect to the amendment.
A copy of the amendment is filed as Exhibit 99.1 to this report.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
99.1
Third Amendment to Credit Agreement between California Resources Corporation and JP Morgan Chase Bank, N.A., as Administrative Agent, a Swingline Lender and a Letter of Credit Issuer and Bank of America, N.A. as Syndication Agent, a Swingline Lender and a Letter of Credit Issuer dated February 23, 2016.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

California Resources Corporation

/s/ Roy Pineci
Name:	Roy Pineci
Title:	Executive Vice President - Finance

DATED: February 23, 2016

EXHIBIT INDEX

Exhibit No.	Description
99.1
Third Amendment to Credit Agreement between California Resources Corporation and JP Morgan Chase Bank, N.A., as Administrative Agent, a Swingline Lender and a Letter of Credit Issuer and Bank of America, N.A. as Syndication Agent, a Swingline Lender and a Letter of Credit Issuer dated February 23, 2016.

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